Exhibit 4-C(ii)

                       FIRST AMENDMENT TO
                BINDLEY WESTERN INDUSTRIES, INC.
              1993 STOCK OPTION AND INCENTIVE PLAN

  WHEREAS, the Board of Directors of Bindley Western Industries, Inc. (the "Company") adopted the Bindley Western Industries, Inc. 1993 Stock Option and Incentive Plan (the "Plan") on March 18, 1993; and

  WHEREAS, the Plan was approved by the shareholders of the Company on May 20, 1993; and

  WHEREAS, the Company now desires to amend the Plan;

  NOW, THEREFORE, the Plan is hereby amended as follows:

  1. Section 4 of the Plan is hereby amended to read in its entirety as follows:

    4. PARTICIPANTS. The Committee may select from time to time Participants in the Plan from those officers and key employees of the Company or its Affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company or its Affiliates; provided, however, no Participant shall after the date of this Amendment receive Awards in excess of 100,000 Shares during any calendar year.

  2. Section 5 of the Plan is hereby amended to read in its entirety as follows:

    5.   SHARES SUBJECT TO PLAN.  Subject to adjustment by the operation of
  Section 10 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 1,500,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. An Award shall not be considered to have been made under the Plan with respect to any Option which terminates or is surrendered for cancellation or with respect to Restricted Stock which is forfeited (so long as any cash dividends paid on such shares are also forfeited), and new Awards may be granted under the Plan with respect to the number of Shares as to which such termination or forfeiture has occurred.

  3. Section 7 of the Plan is hereby amended to read in its entirety as follows:

  7. EXERCISE OF OPTIONS.

    (a) Except as provided in Section 13, an Option granted under the Plan shall be exercisable during the lifetime of the Participant to whom such Option was granted only by such Participant, and except as provided in paragraphs (c), (d) and (e) of this Section 7, no such Option may be exercised unless at the time such Participant exercises such Option, such Participant has maintained Continuous Service since the date of the grant of such Option.

    (b) To exercise an Option under the Plan, the Participant shall give written notice to the Company (which shall specify the number of Shares with respect to which such Participant elects to exercise such Option) together with full payment of the Exercise Price. The date of exercise shall be the date on which such notice is received by the Company. Payment shall be made either (i) in cash (including check, bank draft or money order) or (ii) by delivering (A) Shares already owned by the Participant and having a Market Value on the date of exercise equal to the applicable Exercise Price, or
  (B) a combination of cash and such Shares.

    (c) If the Continuous Service of a Participant is terminated for cause, or voluntarily by the Participant for any reason other than death, disability or retirement, all rights under any Option of such Participant shall expire immediately upon such cessation of Continuous Service. If the Continuous Service of a Participant is terminated by reason of death, disability or retirement, such Participant may exercise such Option, but only to the extent such Participant was entitled to exercise such Option at the date of such cessation, at any time during the remaining term of such Option, or, in the case of Incentive Stock Options, during such shorter period as the Committee may determine and so provide in the applicable instrument or instruments evidencing the grant of such Option. If a Participant shall cease to maintain Continuous Service for any reason other than those set forth above in this paragraph (c) of this Section 7, such Participant may exercise such Option to the extent that such Participant was entitled to exercise such Option at the date of such cessation but only within the period of three (3) months immediately succeeding such cessation of Continuous Service, and in no event after the expiration date of the subject Option; provided, however, that such right of exercise after cessation of Continuous Service shall not be available to a Participant if the Company otherwise determines and so provides in the applicable instrument or instruments evidencing the grant of such Option.

    (d) In the event of the death of a Participant while in the Continuous Service of the Company or an Affiliate, the person to whom any Option held by the Participant at the time of his death is transferred by will or by the laws of descent and distribution may exercise such Option on the same terms and conditions that such Participant was entitled to exercise such Option. Following the death of any Participant to whom an Option was granted under the Plan, the Committee, as an alternative means of settlement of such Option, may elect to pay to the person to whom such Option is transferred the amount by which the Market Value per Share on the date of exercise of such Option shall exceed the Exercise Price of such Option, multiplied by the number of Shares with respect to which such Option is properly exercised.
  Any such settlement of an Option shall be considered an exercise of such Option for all purposes of the Plan.

    (e)  Notwithstanding the provisions of the foregoing paragraphs of this
  Section 7, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of the cessation of Continuous Service, to the extent permitted by applicable federal and state law.

  4. Section 13 of the Plan is hereby amended to read in its entirety as follows:

  13. ASSIGNMENTS AND TRANSFERS. Except as otherwise determined by the Committee, no Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

  5. Section 18 of the Plan is hereby amended to read in its entirety as follows:

  18. TERMINATION, AMENDMENT AND MODIFICATION OF PLAN. The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided however, that to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or Section 422 of the Code (or any other applicable law or regulation, including requirements of any stock exchange or NASDAQ system on which the Common Stock is listed or quoted) shareholder approval of any Plan Amendment shall be obtained in such a manner and to such a degree as is required by the applicable law or regulation; and provided further, that no termination, amendment or modification of the Plan shall in any manner affect any Award theretofore granted pursuant to the Plan without the consent of the Participant to whom the Award was granted or transferee of the Award.

  6. This First Amendment to the Plan shall become effective upon its adoption by the Board of Directors and shareholders of the Company.

                                ADOPTED BY THE BOARD OF DIRECTORS OF BINDLEY
                                WESTERN INDUSTRIES, INC. AS OF MARCH 22, 1994

                                ADOPTED BY THE SHAREHOLDERS OF BINDLEY WESTERN INDUSTRIES, INC. AS OF MAY 19, 1994